Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Registration Nos. 333-160246 and 333-162255) of CSR plc of our reports dated 8 February 2011 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of CSR plc, which appear in this Annual Report on Form 20-F/A for the period ended 31 December 2010.

/s/ Deloitte LLP

London, United Kingdom

Date: 23 June 2011

CSR plc Annual Report and Financial Statements 2010